Exhibit 99

The Brink’s Company
1801 Bayberry Court
P.O. Box 18100
Richmond, VA 23226-8100 USA
Tel. 804.289.9600
Fax 804.289.9770
PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:
Investor Relations
804.289.9709

THE BRINK’S COMPANY REPORTS
HIGHER SECOND-QUARTER EARNINGS

RICHMOND, Va., July 31, 2008 – The Brink’s Company (NYSE: BCO), a global leader in security-related services, reported second-quarter income from continuing operations of $49 million or $1.04 per share, up from $33 million or 70 cents per share in last year’s second quarter.  The company reported higher results at both of its operating units – Brink’s, Incorporated (“Brink’s”) and Brink’s Home Security (“BHS”).  Earnings were also helped by a lower effective tax rate.
Second-quarter revenue was $932 million, up 20% (11% on a constant currency basis) from $779 million in the second quarter of 2007.  Operating profit rose 26% (20% on a constant currency basis) to $75 million, up from $59 million last year, due mainly to profit growth in Brink’s Latin American and European operations, which more than offset lower profits in Brink’s North America.  Profits at BHS improved due to higher average monitoring rates and continued growth in the subscriber base.  BHS is expected to be spun off as an independent publicly traded company in the fourth quarter.
Michael T. Dan, chairman, president and chief executive officer of The Brink’s Company, said: “We are pleased with second-quarter results.  Despite economic headwinds, the diversity of our global operations enabled us to deliver solid earnings growth.  Revenues were up in all regions, even after excluding the effect of changes in currency exchange rates.  Profit growth at Brink’s, Incorporated was driven by our international operations.  Results were especially strong in Latin America, where profits were boosted by the currency conversion project in Venezuela and improved operating performance in Brazil and Chile.  Results in Europe also improved.  The positive impact from international operations was partially offset by disappointing results in North America, where we are facing higher costs in a challenging economic environment.  The year-to-date operating profit margin at Brink’s was 8.5%.  Our full-year goal, which is to deliver organic revenue growth in the high single-digit percentage range with an operating margin of approximately 9%, has become more challenging but remains achievable.  The global diversity of our operations, our investments in technology and value-added services, and successful execution of our cost reduction efforts should drive sustainable revenue and profit growth.  However, if the current weakness in the U.S. economy persists or spreads further into global markets, improving margins will become a greater challenge.”
“Brink’s Home Security once again achieved solid growth in revenue, operating profit, monthly recurring revenue and subscribers.  Despite the weak housing market, we continue to expect BHS to deliver 10% or better annual growth in revenue and operating profit while growing the subscriber base in the high single-digit percentage range.  We remain on track and expect to complete the spin-off of BHS in the fourth quarter of this year.”

Business Unit Performance: Second-Quarter 2008 Versus 2007

Brink’s, Incorporated (“Brink’s”)
Brink’s, the company’s secure transportation and cash management unit, had second-quarter revenue of $798 million, up 21% (11% on a constant currency basis) from $659 million in the year-ago quarter.  Operating profit rose 23% (14% on a constant currency basis) to $53 million, up from $43 million last year.  The operating profit margin was 6.6% versus 6.5% last year.  The increase in operating profit was due primarily to solid growth in international operations.
Capital expenditures during the quarter totaled $39 million, bringing year-to-date expenditures to $70 million.  Full-year capital spending at Brink’s is expected to be between $165 million and $175 million.

Brink’s International
Second-quarter revenue from international operations was $563 million, up 28% (14% on a constant currency basis) from $440 million in 2007, reflecting increases in all regions.  Operating profit rose 48% (36% on a constant currency basis) to $42 million, up from $28 million last year, due primarily to higher profits in Latin American and European operations.  The operating profit margin for international operations was 7.4%, up from 6.4% in last year’s second quarter.

EMEA (Europe, Middle East, Africa):  Second-quarter revenue for EMEA was $352 million, up 23% (6% on a constant currency basis) from $287 million in 2007.  Operating profit increased due to improved performance throughout the region.
Latin America:  Second-quarter revenue in Latin America increased 40% (30% on a constant currency basis) to $194 million, up from $138 million in 2007.  Operating profit increased significantly over last year as continued profit growth in Venezuela was supplemented by higher profits in Brazil and Chile.  Revenues from the currency conversion project in Venezuela, which totaled approximately $12 million in the second quarter and $47 million for the year-to-date period, are expected to decline in the third quarter as the project nears completion.
Asia-Pacific:  Second-quarter revenue in Asia-Pacific rose 14% to $17 million versus $15 million last year.  Operating profit declined due to lower results in Australia.

Brink’s North America
Second-quarter revenue in North America was $235 million, up 7% from $219 million last year.  Operating profit was $11 million, down 26% from $15 million in the year-ago quarter.  The operating profit margin for the quarter was 4.6%, down from 6.7% in last year’s second quarter.  The profit decline was due to several factors including higher labor, fuel and legal settlement expenses.  A portion of the additional labor costs were related to spending on IT and commercial resources, which should drive future revenue and profit growth.

Brink’s Home Security (“BHS”)
Second-quarter revenue at BHS rose 12% to $134 million, up from $119 million in 2007 due primarily to continued growth in the subscriber base and higher average monitoring rates.  BHS ended the quarter with approximately 1.27 million subscribers, up 8% from the year-ago level.  Monthly recurring revenue rose 12% to $39 million (see Non-GAAP Reconciliations for a reconciliation of monthly recurring revenue to reported revenue).
Operating profit was $36 million, up 15% from $31 million last year as higher profits from recurring services offset increased investment in new subscribers.  The second-quarter operating profit margin was 26.5%, up from 25.8% in 2007.  This year’s operating profit includes a $2.5 million benefit related to an accounting correction for deferred revenue and expenses.  Last year’s results include $1.9 million of income from the settlement of insurance claims related to Hurricane Katrina.

BHS installed approximately 44,200 systems for new customers during the quarter versus approximately 45,200 installations in the year-ago quarter.  The decline in installations reflects the effects of ongoing weakness in the housing market and the overall economy.
BHS had 22,300 disconnects during the quarter, down from 23,300 last year.  The annualized disconnect rate was 7.1%, down from 8.0% in the year-ago quarter.  Last year’s higher disconnect rate was due to technical adjustments to the subscriber count.  The full-year disconnect rate in 2008 is expected to range between 6.5% and 7.0%.
Second-quarter capital expenditures at BHS totaled $44 million, bringing year-to-date expenditures to $90 million.  Total capital spending at BHS in 2008 is expected to be between $185 million and $195 million.

Corporate Expenses

Total corporate expense in the second quarter was $13 million, up from $11 million in 2007.  In the 2008 quarter, the company incurred approximately $3 million of expenses related to the tax-free spin-off of BHS.  For the full year expenses related to strategic reviews, proxy matters and the spin-off are expected to range between $17 million and $20 million.

Costs Related to Former Operations Included in Continuing Operations

Second-quarter expenses related to former operations were $200,000, down from nearly $4 million in 2007 due primarily to lower pension and postretirement medical expenses.

Taxes

The effective income tax rate of 24.6% for the quarter was significantly lower than the year-ago rate of 36.7% due primarily to a release of valuation allowances in non-U.S. tax jurisdictions and higher income generated in non-U.S. jurisdictions that have lower tax rates.  The effective tax rate for the full-year is expected to be between 31% and 34%.

Discontinued Operations

Second-quarter income from discontinued operations was $200,000 or one cent per share versus a loss of $5 million or 10 cents per share in the second quarter of 2007.

Net Income

Second-quarter net income, which includes results from continuing and discontinued operations, was $49 million or $1.05 per share versus $28 million or 60 cents per share in 2007.

Recent Events

On May 30, the company announced that Brink’s Home Security Holdings, Inc. filed with the Securities and Exchange Commission (SEC) a registration statement on Form 10 in connection with the planned tax-free spin-off of Brink’s Home Security.  The Form 10 includes preliminary details regarding the spin-off, which is expected to be completed in the fourth quarter of 2008.  The filing was amended in a revised filing on July 18.  The registration statement is subject to further change and is available at the SEC’s website (www.sec.gov) under the name of Brink’s Home Security Holdings, Inc.
During the quarter, the company purchased 229,000 shares of its common stock for $15.7 million or $68.48 per share under the $100 million share repurchase authorization announced in 2007.  In total, the company has repurchased 883,800 shares under this authorization for a total of $56.3 million or $63.67 per share.

This release contains both historical and forward-looking information.   Words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes,” “may,” “should” and similar expressions may identify forward-looking information.  Forward-looking information in this release includes, but is not limited to, expected revenue growth, cash flow and earnings for The Brink’s Company and its subsidiaries in 2008, including organic revenue growth and operating profit margin at Brink’s and revenue, operating profit and subscriber growth at BHS,  efforts to improve revenue and profit growth at Brink’s, maintaining improvements in Europe and improving results in North America, combating competitive environments and higher costs in the United States and France, anticipated revenues from the currency conversion project in Venezuela, expected capital expenditures for 2008, ongoing weakness in the housing market, the disconnect rate at BHS, the timing and other expected characteristics of the spin-off of BHS, expected expenses in 2008 related to strategic reviews, proxy matters and the spin-off and the anticipated annual effective tax rate for 2008.  The forward-looking information in this release is subject to known and unknown risks, uncertainties and contingencies, which could cause actual results, performance or achievements to differ materially from those that are anticipated.

These risks, uncertainties and contingencies, many of which are beyond the control of The Brink’s Company and its subsidiaries, include, but are not limited to the ability of the Company to complete a successful spin-off of BHS, the satisfaction of all conditions in order to complete a spin-off of BHS, demand for the services of Brink’s and BHS, the implementation of investments in technology and value-added services and cost reduction efforts and their impact on revenue and profit growth, the ability to identify and execute further cost and operational improvements and efficiencies in the core businesses, the impact of continuing initiatives to control costs and increase profitability, the ability of the businesses to cost effectively match customer demand with appropriate resources, the willingness of Brink’s and BHS’ customers to absorb fuel surcharges and other future price increases and the actions of competitors, the Company’s ability to identify strategic opportunities and integrate them successfully, acquisitions and dispositions made in the future, Brink’s ability to integrate recent acquisitions, corporate expenses due to the implementation of the spin-off decision and shareholder initiatives, decisions by the Company’s Board of Directors, Brink’s ability to complete currency conversion cash handling services in Venezuela successfully and without adverse operational issues, regulatory and labor issues and higher security threats in European countries, the impact of actions responding to current market conditions in the United States, France and other European countries, the return to profitability of operations in jurisdictions where Brink’s has recorded valuation adjustments, the input of governmental authorities regarding the non-payment of customs duties and value-added tax, the stability of the Venezuelan economy and changes in Venezuelan policy regarding exchange rates for dividend remittances, variations in costs or expenses and performance delays of any public or private sector supplier, service provider or customer, the ability of the Company and its subsidiaries to obtain appropriate insurance coverage at reasonable prices, positions taken by insurers with respect to claims made and the financial condition of insurers, safety and security performance, Brink’s loss experience, changes in insurance costs, risks customarily associated with operating in foreign countries including changing labor and economic conditions, political instability, restrictions on repatriation of earnings and capital, nationalization, expropriation and other forms of restrictive government actions, costs associated with information technology and other ongoing contractual obligations, BHS’ ability to maintain subscriber growth, the number of household moves, the level of home sales or new home construction, potential instability in housing credit markets, the performance of BHS’ equipment suppliers and dealers, BHS’ ability to cost-effectively develop or incorporate new systems in a timely manner, decisions regarding continued support of the developing commercial business, the ability of the home security industry to dissuade law enforcement and municipalities from refusing to respond to alarms, the willingness of BHS’ customers to pay for private response personnel or other alternatives to police responses to alarms, estimated reconnection experience at BHS, costs associated with the purchase and implementation of cash processing and security equipment, changes in the scope or method of remediation or monitoring of the Company’s former coal operations, the timing of the pass-through of certain costs to third parties and the timing of approvals by governmental authorities relating to the disposal of the coal assets, changes to estimated liabilities and assets in actuarial assumptions due to payments made, investment returns, annual actuarial revaluations, and periodic revaluations of reclamation liabilities, the funding levels, accounting treatment, investment performance and costs of the company’s pension plans and the VEBA, whether the Company’s assets or the VEBA’s assets are used to pay benefits, projections regarding the number of participants in and beneficiaries of the Company’s employee and retiree benefit plans, black lung claims incidence, the number of dependents of mine workers for whom benefits are provided, actual retirement experience of the former coal operation’s employees, actual medical and legal expenses relating to benefits, changes in inflation rates (including medical inflation) and interest rates, changes in mortality and morbidity assumptions, mandatory or voluntary pension plan contributions, discovery of new facts relating to civil suits, the addition of claims or changes in relief sought by adverse parties, the cash, debt and tax position and growth needs of the Company, the demand for capital by the Company and the availability and cost of such capital, the satisfaction or waiver of limitations on the use of proceeds contained in various of the Company’s financing arrangements, the nature of the Company’s hedging relationships, the financial performance of the Company, utilization of third-party advisors and the ability of the Company to hire and retain corporate staff, changes in employee obligations, overall domestic and international economic, political, social and business conditions, capital markets performance, the strength of the U.S. dollar relative to foreign currencies, foreign currency exchange rates, changes in estimates and assumptions underlying the Company’s critical accounting policies, anticipated return on assets, inflation, the promulgation and adoption of new accounting standards and interpretations, seasonality, pricing and other competitive industry factors, labor relations, fuel and copper prices, new government regulations and interpretations of existing regulations, legislative initiatives, judicial decisions, issuances of permits, variations in costs or expenses and the ability of counterparties to perform.  The information included in this release is representative only as of the date of this release, and The Brink’s Company undertakes no obligation to update any information contained in this release.

About The Brink’s Company
The Brink’s Company (NYSE:BCO) is a global leader in security-related services that operates two businesses: Brink’s, Incorporated and Brink’s Home Security.  Brink’s, Incorporated is the world’s premier provider of secure transportation and cash management services.  Brink’s Home Security is one of the largest and most successful residential alarm companies in North America.  The Brink’s Company expects to spin-off Brink’s Home Security in the fourth quarter of 2008.  For more information, please visit The Brink’s Company website at www.brinkscompany.com or call toll free 877-275-7488.

Conference Call
The Brink’s Company will host a conference call today, July 31, at 11:00 a.m. eastern time to discuss this press release. Interested parties can listen to the conference call by dialing (877) 407-0778 (domestic) or (201) 689-8565 (international), or via live webcast at www.brinkscompany.com. Please dial in at least five minutes prior to the start of the call. Dial-in replay will be available through August 14, 2008, by calling (877) 660-6853 (domestic) or (201) 612-7415 (international).  The conference account number is 286 and the conference ID for the replay is 290626.  A webcast replay will also be available at www.brinkscompany.com.

THE BRINK’S COMPANY
and subsidiaries

Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions, except per share amounts)	2008	2007	2008	2007

Revenues	$931.7	778.7	1,852.3	1,519.2

Expenses:
Cost of revenues	712.0	602.4	1,393.7	1,167.1
Selling, general and administrative expenses	145.5	120.6	286.1	233.0
Total expenses	857.5	723.0	1,679.8	1,400.1
Other operating income (expense), net	0.4	3.5	(0.6)	4.4

Operating profit	74.6	59.2	171.9	123.5

Interest expense	(3.3)	(3.0)	(5.8)	(5.5)
Interest and other income, net	3.0	2.1	5.1	3.7
Income from continuing operations before income taxes
and minority interest	74.3	58.3	171.2	121.7
Provision for income taxes	18.3	21.4	52.3	46.7
Minority interest	7.5	3.8	22.4	10.8

Income from continuing operations	48.5	33.1	96.5	64.2

Income (loss) from discontinued operations, net of tax	0.2	(4.8)	2.3	(7.2)

Net income	$48.7	28.3	98.8	57.0

Basic earnings per common share:
Continuing operations	$1.05	0.71	2.09	1.38
Discontinued operations	0.01	(0.10)	0.05	(0.16)
Net income	1.06	0.61	2.14	1.23

Diluted earnings per common share:
Continuing operations	$1.04	0.70	2.07	1.37
Discontinued operations	0.01	(0.10)	0.05	(0.15)
Net income	1.05	0.60	2.12	1.21

Weighted-average common shares outstanding:
Basic	46.0	46.5	46.2	46.4
Diluted	46.5	47.1	46.7	47.0

THE BRINK’S COMPANY
and subsidiaries
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2008	2007	2008	2007

Segment Information

Revenues:
Brink’s	$797.8	659.3	1,590.6	1,285.1
Brinks Home Security	133.9	119.4	261.7	234.1
Revenues	$931.7	778.7	1,852.3	1,519.2

Operating profit:
Brink’s	$52.6	42.9	134.6	93.9
Brinks Home Security	35.5	30.8	67.5	59.0
Business segments	88.1	73.7	202.1	152.9
Corporate	(13.3)	(10.9)	(29.4)	(22.5)
Former operations	(0.2)	(3.6)	(0.8)	(6.9)
Operating profit	$74.6	59.2	171.9	123.5

Supplemental Financial Information

Brink’s:
Revenues:
International	$563.1	440.2	1,125.6	854.8
North America	234.7	219.1	465.0	430.3
Revenues	$797.8	659.3	1,590.6	1,285.1
Operating profit:
International	$41.7	28.2	110.3	60.9
North America	10.9	14.7	24.3	33.0
Operating profit	$52.6	42.9	134.6	93.9

Brink’s Home Security:
Revenues	$133.9	119.4	261.7	234.1
Operating profit:
Recurring services	$60.2	52.5	117.0	103.3
Investment in new subscribers	(24.7)	(21.7)	(49.5)	(44.3)
Operating profit	$35.5	30.8	67.5	59.0

Monthly recurring revenues (a)			$39.3	35.1
Annualized disconnect rate	7.1%	8.0%	6.6%	7.1%

Number of subscribers (in thousands):
Beginning of period	1,249.6	1,153.2	1,223.9	1,124.9
Installations	44.2	45.2	88.8	91.0
Disconnects	(22.3)	(23.3)	(41.2)	(40.8)
End of period	1,271.5	1,175.1	1,271.5	1,175.1
Average number of subscribers	1,261.4	1,165.6	1,248.9	1,151.9
(a)	see “Non-GAAP Reconciliations” below.

THE BRINK’S COMPANY
and subsidiaries

Supplemental Financial Information (continued)
(Unaudited)

SELECTED CASH FLOW INFORMATION

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2008	2007	2008	2007

Depreciation and amortization:
Brink’s	$31.2	26.0	60.9	50.7
Brink’s Home Security	21.8	19.1	42.4	37.6
Corporate	0.1	0.1	0.2	0.3
Depreciation and amortization	$53.1	45.2	103.5	88.6

Capital expenditures:
Brink’s	$38.8	31.1	70.3	57.3
Brink’s Home Security:
Security systems	42.4	41.6	85.6	82.7
Other	1.9	2.9	4.5	5.2
Corporate	0.1	-	0.1	0.1
Capital expenditures	$83.2	75.6	160.5	145.3

Other Brink’s Home Security cash flow information:
Impairment charges from subscriber disconnects	$12.8	13.1	24.7	24.3
Amortization of deferred revenue	(11.4)	(8.7)	(20.0)	(16.7)
Deferral of subscriber acquisition costs (current year payments)	(5.8)	(6.3)	(12.1)	(12.1)
Deferral of revenue from new subscribers (current year receipts)	11.6	12.1	23.6	24.2

THE BRINK’S COMPANY
and subsidiaries

NON-GAAP RECONCILIATIONS
(Unaudited)

Monthly Recurring Revenues

The following table reconciles MRR to revenues, its closest GAAP counterpart:

	Six Months Ended
	June 30,
(In millions)	2008	2007

June:
Monthly recurring revenues (“MRR”) (a)	$39.3	35.1
Amounts excluded from MRR:
Amortization of deferred revenue (b)	3.4	3.1
Other revenues (c)	1.0	2.2
Revenues on a GAAP basis	$43.7	40.4

Revenues (GAAP basis):
June	$43.7	40.4
January – May	218.0	193.7
January – June	$261.7	234.1
(a)
MRR is calculated based on the number of subscribers at period end multiplied by the average fee per subscriber received in the last month of the period for contracted monitoring and maintenance services.

(b)	Includes amortization of deferred revenue related to active subscriber accounts as well as recognition of deferred revenue related to subscriber accounts that disconnect.
(c)
Revenues that are not pursuant to monthly contractual billings, including revenues from such sources as ad-hoc field service calls, product sales and installation fees not subject to deferral, terminated contract penalty billings for breached contracts, pass-through revenue (alarm permit fees, false alarm fines, etc.) and partial month revenues recognized from customers who disconnected during the last month of the period and are therefore not included in MRR.  This amount is reduced for adjustments recorded against revenue (primarily customer goodwill credits and other billing adjustments), and for the amount included in MRR for new customers added during the last month of the period for those portions of the month for which revenues were not recognized for such customers.

The company uses MRR, a non-GAAP measure, to evaluate performance.  The company believes the presentation of MRR is useful to investors because the measure is widely used in the industry to assess the amount of recurring revenues from subscriber fees that a monitored security alarm business produces.  This supplemental non-GAAP information should be reviewed in conjunction with the company’s consolidated statements of operations.

THE BRINK’S COMPANY
and subsidiaries

NON-GAAP RECONCILIATIONS (continued)
(Unaudited)

Net Debt (Cash) reconciled to GAAP measures

	June 30,	December 31,
(In millions)	2008	2007

Short-term debt	$9.3	12.4
Long-term debt	170.1	100.2
Debt	179.4	112.6
Less cash and cash equivalents	(246.3)	(196.4)
Net Debt (Cash)	$(66.9)	(83.8)

Net Debt (Cash) is utilized by management as a measure of the company’s financial leverage and the company believes that investors also may find Net Debt (Cash) to be helpful in evaluating the financial leverage of the company.  This supplemental non-GAAP information should be reviewed in conjunction with the company’s consolidated balance sheets in the company’s report on Form 10-Q for the period ended June 30, 2008.

THE BRINK’S COMPANY
and subsidiaries

NON-GAAP RECONCILIATIONS (continued)
(Unaudited)

Brink’s, Incorporated Organic Revenue Growth

	Three Months Ended	% change	Six Months Ended	% change
(In millions)	June 30,	from prior period	June 30,	from prior period

2006 revenues	$575.9		1,124.3
Effects on revenue of:
Organic Revenue Growth	48.5	8	96.2	8
Acquisitions and dispositions, net	6.5	1	12.8	1
Changes in currency exchange rates	28.4	5	51.8	5
2007 revenues	659.3	14	1,285.1	14
Effects on revenue of:
Organic Revenue Growth	66.4	10	162.3	13
Acquisitions and dispositions, net	6.4	1	14.1	1
Changes in currency exchange rates	65.7	10	129.1	10

2008 revenues	$797.8	21	1,590.6	24

The supplemental Brink’s, Incorporated Organic Revenue Growth information presented above is non-GAAP financial information that management uses to evaluate results of existing operations without the effects of acquisitions, dispositions and currency exchange rates.  The company believes that this information may be helpful to investors in understanding the performance of the company’s operations.  The limitation of this measure is that the effects of acquisitions, dispositions and changes in values of foreign currencies cannot be completely separated from changes in prices (which include the effects of inflation) and volume of a unit’s base business.  This supplemental non-GAAP information does not affect net income or any other reported amounts.  This supplemental non-GAAP information should be reviewed in conjunction with the company’s consolidated statements of operations.

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